Exhibit 99.1

Contacts:
Investors	Media
Lynne Farris	Becky Wood DiSorbo
831-431-1868	831-431-1894
lfarris@borland.com	bwood@borland.com

Borland Completes Acquisition of TogetherSoft

SCOTTS VALLEY, Calif. — January 15, 2003 — Borland Software Corporation (Nasdaq NM: BORL) today announced the completion of its acquisition of TogetherSoft Corporation. Borland acquired privately held TogetherSoft for approximately $82.5 million in cash and 9,050,000 shares of Borland common stock.

TogetherSoft is a leading provider of platform-neutral design-driven development solutions that accelerate the software development process. TogetherSoft solutions simplify and integrate design and analysis with development of complex software applications. These solutions operate with all major enterprise platforms and languages, including Java™, C++, Visual Basic®, Visual Basic for .NET, and Visual C#™.

“With this acquisition, we continue are executing on our long-term strategy to extend Borland’s footprint across all major areas of the application development lifecycle,” stated Frederick A. Ball, Borland’s Executive Vice President of Corporate Development and Mergers & Acquisitions. “TogetherSoft adds a critical design and analysis capability to Borland’s market-leading technology, which will help us compete more effectively in the software application development market. This acquisition brings to Borland a strong customer base and product offering, dedicated R&D organization, and a well-trained sales force.”

Borland’s President and Chief Executive Officer Dale L. Fuller concluded, “Customers continue to be drawn to Borland’s platform-neutral, best-in-class solutions that increase productivity, accelerate time to market, and lower the total cost of ownership. This value proposition is appealing to enterprises of all sizes that seek to achieve a competitive advantage in the marketplace through the strategic use of software development assets. With the acquisition of TogetherSoft, Borland is strengthening its market position and advancing the art of software development worldwide.”

About Borland
Borland Software Corporation is a leading provider of technology used to develop, deploy, and integrate software applications. Delivering best-in-class technology solutions dedicated to interoperability, Borland allows enterprises of all sizes to move into Web based computing while leveraging legacy systems. From the Fortune 1000 to the Borland Developer Network comprised of millions of developers around the world, Borland provides customers the freedom to develop applications, deploy them anywhere, and integrate and manage them across the enterprise. Borland solutions enable organizations to increase productivity and deliver higher performance projects faster and on budget, while lowering total cost of ownership.

Founded in 1983, Borland is headquartered in Scotts Valley, California with operations worldwide. To learn more, visit Borland at http://www.borland.com, the Borland Developer Network at http://bdn.borland.com, or call Borland at (800) 632-2864.

All Borland brand and product names are trademarks or registered trademarks of Borland Software Corporation in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement
This release contains “forward-looking statements” as defined under the Federal Securities Laws, including the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created by such laws. All statements that are not historical are forward-looking. Forward-looking statements may relate to, but are not limited to, Borland’s future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company, and the growth of the market for its solutions. Borland’s and TogetherSoft’s actual results could differ materially from those contained in the forward-looking statements, which are based on current expectations of Borland and TogetherSoft management and are subject to a number of risks and uncertainties, including, but not limited to, the ability to successfully integrate this and other acquisitions, costs associated with this and other acquisitions, diversion of management attention from other business concerns due to this and other acquisitions, undisclosed or unanticipated liabilities and risks resulting from acquired companies, general economic factors and capital market conditions, general industry trends, the size and timing of enterprise-level sales, the potential effects on the combined company of competition in computer software product and services markets, growth rates in the software and professional services markets in which it participates, rapid technological change that can adversely affect the demand for our products, shifts in customer demand, market acceptance of new or enhanced products or services developed, marketed or sold by the combined company, delays in scheduled product availability dates, open source technologies that compete with our products, actions or announcements by competitors, software errors, reduction in sales to or loss of any significant customers, our ability to protect our intellectual property rights, the dependence on technologies licensed from third parties, our ability to attract and retain qualified personnel, and our ability to contain costs. These and other risks may be detailed from time to time in Borland’s periodic reports filed with the Securities and Exchange Commission, including, but not limited to, its latest annual report on Form 10-K and the latest quarterly report on Form 10-Q, copies of which may be obtained from www.sec.gov. Borland is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements whether as a result of new information, future events or otherwise.

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